                                                        EXHIBIT 4
                                                        ---------


                        CSW CREDIT, INC.
              AVERAGE MONTH END ACCOUNTS RECEIVABLE
                           (thousands)



                                            1995
                        ---------------------------------------------
                         Twelve Months  Twelve Months  Twelve Months
                             Ended          Ended          Ended
                            July 31       August 31     September 30
                        --------------  -------------  --------------
Non-Affiliated-HL&P       $ 341,025       $ 338,701      $ 333,472
Less: HLP receivables
        sold to BONY          6,900           3,800           -

HLP net receivables         334,125         334,901        333,472
Non-Affiliated-Other         25,262       $  25,677      $  26,489

Total Non-Affiliated        359,387         360,578        359,961

Less: Affiliated            359,450         360,625        362,914

Excess Restriction        $     (63)      $     (47)     $  (2,953)









                                BAD DEBT WRITE-OFFS
                                    (thousands)


                                       1995
                      ----------------------------------------

                         JULY         AUGUST        SEPTEMBER
                      ---------     ----------     ----------

Non-Affiliated       $   338        $   311        $   359